Exhibit 10.1

AMENDMENT

THIS AMENDMENT is made as of the 28th day of December 2006 to the Employment Agreement between John Ferrari (“Executive”) and United Therapeutics Corporation dated August 2, 2006 (the “Agreement”).

WHEREAS, the parties desire to amend the Agreement as provided below.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby amend the Agreement as follows:

1.  Term of the Agreement.  Section 2 of the Agreement presently provides as follows:

The term of this Agreement will commence on August 10, 2006 and end on the fifth anniversary of such date (the “Initial Term”), and thereafter shall continue from year to year for additional one-year terms (the “Additional Terms”), unless and until either party shall give notice of such party’s intent to terminate not less than 60 days prior to the end of the then-current Initial Term or Additional Term, which termination shall be effective at the expiration of said term, or until sooner terminated as hereinafter set forth.

The foregoing Section 2 provision shall be replaced in its entirety with the following provision:

The employment of the Executive by the Company will commence on August 10, 2006 for a term of five (5) years continuing to and including August 9, 2011.  The term (as herein extended) shall automatically be extended by one (1) additional year at the end of each year unless at least six (6) months prior to the end of the term or any anniversary thereof, the Company shall deliver to Executive or Executive shall deliver to the Company written notice that the term shall not be so extended.

2.  Compensation Upon Termination Without Cause.  Section 8(d) of the Agreement presently provides as follows:

Subject to Section 8(e) below, if (i) the Company terminates Executive’s employment without Cause or (ii) the Executive’s employment is terminated as a result of the transfer of control of the Company by acquisition, merger, hostile takeover or for any other reason whatsoever, the Company shall pay to Executive an amount equal to Executive’s Base Salary for the time remaining in the then-current Initial Term or Additional Term, payable in semi-monthly installments and as is otherwise consistent with the Company’s payroll procedures.

The foregoing Section 8(d) provision shall be replaced in its entirety with the following provision:

If (i) the Company terminates Executive’s employment without Cause, or (ii) the Executive’s employment is terminated as a result of the transfer of control of the Company by acquisition, merger, hostile takeover or for any other reason whatsoever, or (iii) Executive’s authority and responsibilities are materially diminished without cause relating to the performance of Executive’s services hereunder and Executive terminates this Agreement as a result of such unjustified diminution of authority, then should any of the foregoing events occur, the Company shall pay to Executive a lump-sum amount equal to two times (i) Executive’s current annual rate of Base Salary, plus (ii) the greater of the bonus and/or other incentive payments awarded to executive for the immediately preceding year or the average bonus and/or other inventive payments awarded to the Executive for the previous two years.  Such payment shall be fully due and payable to Executive in a lump sum upon Executive’s Date of Termination.  Additionally, in the event of termination contemplated in this Section 8(d), all unvested options granted to Executive prior to Executive’s Date of Termination shall immediately vest in Executive upon Executive’s Date of Termination, and the exercise period for each such previously-granted option shall be the full remaining duration of the term of each such option.

3.  Compensation Upon Termination Without Cause.  A new Section 8(f) shall be added to the Agreement as follows:

Notwithstanding any other provision of this Agreement to the contrary, in the event that Executive chooses to resign for any reason other than as result of a reason constituting termination for Cause then, in such event, at the option of Executive, Executive may state in his letter of resignation that he wishes to serve as a

Senior Advisor to the Company, which continuing service shall be on the following terms: (i) Executive shall be employed on a full-time basis as a Senior Advisor to the Company for up to fifteen years from the date of resignation, for so long as Executive is willing and able to provide advisory services to the Company; (ii) Executive shall report to the Company’s General Counsel and shall at all times be diligent in responding to informational or discussion requests and project assignments from the General Counsel or his/her designee; (iii) Executive shall receive compensation of $50,000 per year without increase, bonus or other adjustment for each year of service, payable semi-monthly or in such other installments as shall be consistent with the Company’s payroll procedures, less all necessary withholding; (iv) unless otherwise agreed to by the Company, Executive shall provide such advisory services from Executive’s personal offices not located at Company facilities; (v) Executive shall continue to abide by his obligations of confidentiality and non-competition as provided in this Agreement; and (vi) Executive shall receive termination compensation as if Executive’s employment had been terminated without Cause.

4.  Effect.  No other provisions of the Agreement shall be affected by this Amendment, and all other provisions of the Agreement shall remain in full force and effect.

In witness whereof, the parties have executed this Amendment effective as of the date first written above.

UNITED THERAPEUTICS CORPORATION

/s/ John Ferrari	/s/ Martine A. Rothblatt
John Ferrari	Martine A. Rothblatt